UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

July 20, 2009

(Date of Report – date of earliest event reported)

DATALINK CORPORATION

(Exact name of registrant as specified in charter)

Minnesota

(State or other jurisdiction of incorporation or organization)

000-29758	41-0856543
(Commission File No.)	(IRS Employer Identification No.)

8170 Upland Circle, Chanhassen, MN 55317-8589

(Address of principal executive offices)

952-944-3462

(Registrant’s telephone number, including area code)

(Former Name and Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers.

Resignation of Charles B. Westling as President and Chief Executive Officer

On July 20, 2009, we issued a press release announcing that Charles B. Westling resigned as our President and Chief Executive Officer to pursue other opportunities, effective immediately.  Mr. Westling also resigned from our Board of Directors.

In connection with Mr. Westling’s resignation, on July 23, 2009, we entered into a separation agreement with Mr. Westling.  Under the separation agreement, Mr. Westling will receive a cash severance payment in the amount of $300,000 (less normal tax withholdings).  Mr. Westling’s unvested restricted stock (48,750 shares) will become fully vested.  We will directly pay or reimburse him for 18 months of premiums for COBRA coverage and 12 months of coverage under the life insurance policies paid for by us before his departure and for which he or his designees are the beneficiaries. We also will directly pay or reimburse him for 12 months of coverage under the disability policies paid for by us before his departure or for a personal policy for the 12 month period.

The separation agreement also provides that for a period of one year, Mr. Westling will be restricted from soliciting our employees and customers and from soliciting or otherwise communicating with certain companies for the purpose of acquiring the company or its assets.  In addition, Mr. Westling will give up any right to make a claim against us or our officers and directors as a result of his employment or his separation from employment with us.

Appointment of Paul F. Lidsky as President and Chief Executive Officer

On July 20, 2009, our Board of Directors appointed Paul F. Lidsky as our President and Chief Executive Officer.  Mr. Lidsky will continue to serve as a member of our Board of Directors, but resigned as a member of our audit and compensation committees.

Mr. Lidsky, age 55, has been a member of our Board of Directors since 1998.  He previously served since October 2007 as President and Chief Executive Officer of Calabrio, Inc., a venture-backed private company that develops and markets a unified suite of customer interaction and workforce optimization software for next-generation, IP-based contact centers.  From February 2005 until October 2007, Mr. Lidsky served as Chief Operating Officer for Spanlink Communications, Inc. (which formerly owned the Calabrio business unit).  Between 2003 and 2004, Mr. Lidsky was President and Chief Executive Officer of Computer Telephony Solutions.  From 2002 to 2003, Mr. Lidsky was President and Chief Executive Officer of VigiLanz Corporation, a private company that develops and markets software for automated monitoring of adverse drug and clinical events.  From 1997 until 2002, Mr. Lidsky was the

President and Chief Executive Officer of OneLink Communications, Inc. Between 1985 and 1997, Mr. Lidsky was employed by Norstan, Inc, most recently as Executive Vice President of Strategy and Business Development.

We have entered into an employment agreement with Mr. Lidsky dated July 20, 2009. The employment agreement has an initial two year term.  On each successive second anniversary, the term will automatically extend so as to terminate on the earlier of two years from the renewal date or the first day of the month next following Mr. Lidsky’s 65th birthday, unless we give 90 days’ notice of our election not to renew.  Mr. Lidsky will receive an annual base salary of $325,000, subject to review and adjustment.  He is also entitled to receive an annual cash bonus based on the achievement of financial and business milestones established by our compensation committee.  Mr. Lidsky’s target bonus will be 80% of his annual base salary at 100% achievement of the financial and business milestones.  However, for 2009, Mr. Lidsky will receive an annual cash bonus of $130,000, conditioned on his continuous employment through December 31, 2009.  He will also receive additional benefits and compensation in such form and to such extent as provided to other senior executive officers.

In connection with his employment agreement, we granted Mr. Lidsky options to purchase 450,000 shares of our common stock at $3.50 per share, the closing price of our common stock on the Nasdaq Global Market on his starting date.  The options vest 25% per year over a term of four years, provided he continues employment with us through each relevant vesting date.  Unvested stock options will immediately vest upon a change of control of us (as defined in the employment agreement) but only if (i) Mr. Lidsky is continuously employed to the date of the change of control, (ii) the change of control price (as defined in the employment agreement) exceeds $3.50 per share, (iii) our compensation committee authorizes the acceleration and vesting of the option and (iv) such acceleration and vesting will not cause the option to be subject to the adverse consequences described in Section 409A of the Internal Revenue Code.

The employment agreement also provides that if we terminate Mr. Lidsky’s employment without “cause” or if Mr. Lidsky resigns for “good reason” (both as defined in the agreement), Mr. Lidsky would receive (i) his base salary accrued through the date of termination and reimbursement of expenses, (ii) any earned but unpaid annual bonus and (iii) a single lump sum equal to 1-1/2 times his annual base salary.   In addition, we would pay or reimburse him for 18 months of premiums for COBRA coverage.  Mr. Lidsky would forfeit any then unvested stock options.

During and for one year after termination of employment with us, Mr. Lidsky will be restricted from participating in certain competitive businesses and from soliciting our employees and customers.

We qualify the above summary of Mr. Lidsky’s employment agreement by reference to the full text of his agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01.  Financial Statements and Exhibits

(d)           Exhibits:

10.30       Employment Agreement dated July 20, 2009 with Paul F. Lidsky.

99.1         Press Release of Datalink Corporation, dated July 20, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  July 23, 2009

DATALINK CORPORATION

By	/s/ Gregory T. Barnum
Gregory T. Barnum,
Chief Financial Officer